Exhibit 10.20

EXECUTION

AMENDED AND RESTATED
STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (as amended from time to time, this “Agreement”) is dated as of June 28, 2010, and is entered into by and among C.P. Atlas Holdings, Inc., a Delaware corporation (“Holdings”), Centerbridge Capital Partners, L.P., a Delaware limited partnership (“Centerbridge”), Centerbridge Capital Partners SBS, L.P., a Delaware limited partnership (“Centerbridge SBS”), Centerbridge Capital Partners Strategic, L.P., a Delaware limited partnership (“Centerbridge Strategic” and, collectively with Centerbridge and Centerbridge SBS, the “Centerbridge Stockholders”), and the other holders of Shares (as defined herein) party hereto, including such other holders who become party hereto as a result of executing the Joinder Agreement substantially in the form attached as Annex A hereto (such other holders are the “Other Stockholders”, and, together with the Centerbridge Stockholders, are collectively referred to herein as the “Stockholders”).  The Other Stockholders who are employed by Holdings and/or its Subsidiaries at any time during their ownership of the Shares (whether or not they continue to be so employed) are collectively referred to herein as “Employee Stockholders” (the Employee Stockholders, Employee Stockholders’ Permitted Transferees and their Affiliates, the “Employee Group”).  The Other Stockholders who are physician partners of Holdings and/or its Subsidiaries or Affiliates and own an equity interest in a Subsidiary or Affiliate of Holdings at any time during their ownership of the Shares (whether or not such partnership and ownership continue) are collectively referred to herein as “Physician Partner Stockholders” (the Physician Partner Stockholders, Physician Partner Stockholders’ Permitted Transferees and their Affiliates, the “Physician Partner Group”).  This Agreement is hereby amended and restated and shall be binding on the parties hereto, as amended and restated, as of the date first written above.

BACKGROUND

1.                                      Holdings, C.P. Atlas Intermediate Holdings, LLC, a Delaware limited liability company and a wholly owned subsidiary of Holdings (“Intermediate Holdings”), C.P. Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Intermediate Holdings (“Merger Sub”), American Renal Holdings, Inc. (the “Company”), certain stockholders of the Company parties thereto and Pamlico Capital GP I, LLC (f/k/a Wachovia Capital Partners GP I, LLC) are parties to that certain Contribution and Merger Agreement, dated as of March 22, 2010 (as the same may be amended or modified from time to time in accordance with its terms, the “Merger Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company with the Company as the surviving corporation (the “Merger”), the Closing (as defined below) of which occurred on May 7, 2010.  Pursuant to the Merger Agreement, (i) all of the outstanding shares of the Company’s capital stock were cancelled and converted into the right to receive such amounts as set forth in the Merger Agreement at Closing (other than certain shares of the Company’s capital stock held by certain stockholders of the Company, which were cancelled and converted into the right to receive such number of Shares as set forth in the Merger Agreement (collectively, the “Rollover Shares”)) and (ii) all outstanding options to acquire shares of the Company’s common stock were cancelled and converted into the right to receive such amounts as set forth in the Merger Agreement at the Closing (other than certain options to acquire shares of the Company’s common stock held by certain stockholders of the Company, which were cancelled and converted into options to acquire such number of Shares as set forth in the Merger Agreement (collectively, the “Rollover Options”)).

2.                                      Holdings, the Centerbridge Stockholders and certain Employee Stockholders entered into a Stockholders Agreement (the “Original Agreement”), dated March 22, 2010, simultaneously with the entry of the Merger Agreement in order to set forth certain arrangements between them with regard to the Shares.

3.                                      Holdings, the Centerbridge Stockholders, the Employee Stockholders and certain Other Stockholders entered into an Amended and Restated Stockholders Agreement (the “First Amended and Restated Agreement”), dated May 7, 2010, simultaneously with the Closing (as defined below) in order to set forth certain further arrangements between them with regard to the Shares.

4.                                      Pursuant to Section 7.5 of the First Amended and Restated Agreement, the Centerbridge Stockholders are hereby amending and restating the First Amended and Restated Agreement as of the date first written above in order to admit additional Stockholders and make other revisions.

ARTICLE I

DEFINITIONS

1.1.  Defined Terms  As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls or is controlled by or is under common control with such Person.  As used in this definition, “control” (including its correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise) of such Person.

“Affiliated Centerbridge Entity” means, with respect to the Centerbridge Stockholders, any investment fund or holding company that is directly or indirectly managed or advised by the primary manager or advisor of the Centerbridge Stockholders or any of their Affiliates or that is otherwise an Affiliate of the Centerbridge Stockholders; provided, however, that neither Holdings nor any of its Subsidiaries shall be deemed to be an Affiliate of the Centerbridge Stockholders (and vice versa).

“Business Day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York, New York are required to close.

“Cause”, with respect to an Employee Stockholder, shall have the same meaning ascribed to such term in any employment, severance or option agreement then in effect between the Employee Stockholder (or, if applicable, an employee member of such Employee Stockholder’s Family Group) and Holdings or one of its Subsidiaries or Affiliates or, if no such agreement containing a definition of “Cause” is then in effect, shall mean a termination of employment of the Employee Stockholder (or, if applicable, an employee member of such Employee Stockholder’s Family Group) by Holdings or any Subsidiary or Affiliate thereof due to the Employee Stockholder’s or the applicable employee member’s (i) refusal or failure to perform (other than by reason of Disability), or material negligence in the performance of the Employee Stockholder’s duties and responsibilities to Holdings or any Subsidiary or Affiliate, (ii) commission of, indictment for, conviction of or plea of guilty or nolo contendere to a felony or any crime involving moral turpitude, fraud, embezzlement or theft, (iii) breach of fiduciary duties (including a violation of Holdings’ or any of its Subsidiaries’ Code of Ethics) on the part of the Employee Stockholder, (iv) gross negligence or willful misconduct in the performances of Employment, which negligence or misconduct is not cured within 30 days after written notice from Holdings, and which willful act or misconduct could reasonably be expected to be injurious to the financial condition or business reputation of Holdings or any Subsidiary or Affiliate, (v) the material breach by Employee Stockholder of any provision of any agreement to which such Employee Stockholder and Holdings or any

Subsidiary or Affiliate are party or (vi) engagement in Competitive Activity or breach of a confidentiality obligation owed to Holdings or any of its Subsidiaries.

“Centerbridge” has the meaning set forth in the preamble hereto.

“Centerbridge SBS” has the meaning set forth in the preamble hereto.

“Centerbridge Stockholders” has the meaning set forth in the preamble hereto.

“Centerbridge Strategic” has the meaning set forth in the preamble hereto.

“Change of Control” means (i) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries (taken as a whole) to any “person” or “group” (as such terms are defined in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934) other than Affiliated Centerbridge Entities (as defined in Rule 501(b) of the Securities Act of 1933) or (ii) any person or group, other than the Affiliated Centerbridge Entities, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of more than 50% of the total voting power of the voting equity of Holdings, including by way of merger, consolidation or otherwise and the Affiliated Centerbridge Entities or individuals affiliated therewith cease to directly or indirectly control the Holdings Board.

“Closing” has the meaning set forth in the Merger Agreement.

“Closing Date” has the meaning set forth in the Merger Agreement.

“Company” has the meaning set forth in the background hereto.

“Competitive Activity” means any action that is in violation of any restrictive covenant of an Employee Stockholder or its Affiliate agreed to in writing with Holdings, regardless of whether such covenant is legally enforceable.

“Cost” means, with respect to an Employee Stockholder and any particular Share or Share Equivalent, the price paid by such Employee Stockholder (or the employee member of its Family Group that acquired the Shares or Share Equivalents) to acquire such Share or Share Equivalent from Holdings, as proportionately adjusted for all subsequent distributions of cash or property, recapitalizations and similar transactions.  With respect to Shares that an Employee Stockholder (or any member of its Family Group) acquired or acquired the right to purchase, as a Rollover Share or Rollover Option, as the case may be, in connection with the Merger, Cost means the price used in calculating the number of Rollover Shares or Rollover Options initially held by such Employee Stockholder pursuant to, and in accordance with, the Merger Agreement, as proportionately adjusted for all subsequent distributions of cash or property, recapitalizations and similar transactions.

“Disability” of an Employee Stockholder has the same meaning ascribed to such term in any employment, severance or option agreement then in effect between the Employee Stockholder and Holdings or any of its Subsidiaries or Affiliates or, if no such agreement containing a definition of “Disability” is then in effect with respect to an Employee Stockholder, “Disability” shall mean the inability of the Employee Stockholder to perform the essential functions of the Employee Stockholder’s job, with or without reasonable accommodation, by reason of a physical or mental infirmity, for a period of nine (9) consecutive months or for an aggregate of twelve (12) months in any eighteen (18) consecutive month period.  The period of nine (9) months shall be deemed continuous unless the Employee Stockholder returns to work for at least 30 consecutive business days during such period and performs during such period at the level and competence that existed prior to the beginning of the nine-month period.  The date of such Disability shall be on the first day of such nine-month period.  “Disability” of a Physician Partner Stockholder has the same meaning ascribed to such term in the operating agreement(s) of the entity (or entities) that is (or are) the subject of the Physician Partner Stockholder’s Partnership(s).  For the avoidance of doubt, with respect to any Physician Partner Stockholders that are entities, the Disability of the individual who is a beneficiary, settlor, officer, member, trustee, or controlling person of such entity shall be deemed to be the Disability of the Physician Partner Stockholder.

“Employee Group” has the meaning set forth in the preamble hereto.

“Employee Stockholder” has the meaning set forth in the preamble hereto; provided, however, that each of the Christopher T. Ford 2005 Grantor Retained Annuity Trust and the Christopher Ford 2008 Grantor Retained Annuity Trust shall be deemed to be an “Employee Stockholder” herein.

“Employment” means (i) an Employee Stockholder’s employment if the Employee is an employee of Holdings or any of its Subsidiaries or Affiliates, (ii) an Employee Stockholder’s services as a consultant, if the Employee Stockholder is a consultant to Holdings or any of its Subsidiaries or Affiliates and (iii) an Employee Stockholder’s services as a non-employee director, if the Employee Stockholder is a non-employee member of the Holdings Board.  Any reference herein to the termination of an Employee Stockholder’s Employment shall include any termination of the Employment of any employee member of such Employee Stockholder’s Family Group; provided, that with respect to any Employee Stockholders that are entities, the employment of the employee or consultant who is a beneficiary, settlor, officer, member, trustee, or controlling person of such entity.

“Exempt Transfers” means:

(i)                                     any Transfer of Shares by the Centerbridge Stockholders to any Person or group of Persons (excluding any Transfers enumerated in clauses (ii), (iii) or (iv) below) of not more than 25% of their Shares, that occurs on or prior to the one-year anniversary of the date of this Agreement in connection with the syndication of such Shares;

(ii)                                  any Transfer of Shares to or among the members, partners or Affiliates of Centerbridge Stockholders and the members, partners, securityholders and employees of such partners;

(iii)                               any Transfer of Shares incidental to the exercise, conversion or exchange of such securities in accordance with their terms or any reclassification or combination of shares (including any reverse stock split) or any recapitalization, reorganization or reclassification of, or any merger or consolidation involving, Holdings; and

(iv)                              any Transfer of Shares to employees or directors of, or consultants to, any of Holdings and its Subsidiaries.

“Fair Market Value” means with respect to Shares, unless otherwise provided for in an agreement entered into between Holdings on the one hand, and an applicable Employee Stockholder or Physician Partner Stockholder on the other hand, on a given date (i) if there is a public market for the Shares on such date, the average closing bid price for such Shares over the immediately preceding 60 trading days on the applicable stock exchange on which the Shares are principally trading on the date in question or (ii) if there is no public market for the Shares on such date, the fair market value for the Shares as shall be determined in good faith by the Holdings Board in its sole discretion; and with respect to Share Equivalents means the Fair Market Value of the Shares into which such Share Equivalents are exchangeable, for which such Share Equivalents are exercisable or into which such Share Equivalents are convertible, as applicable, less any amounts required to be paid by the holder of such Share Equivalents to make such exchange, exercise or conversion, as applicable.

“Family Group” means, with respect to any individual, such individual’s spouse and descendants (whether natural or adopted) and any trust, partnership, limited liability company or similar vehicle established and maintained solely for the benefit of (or the sole members or partners of which are) such individual, such individual’s spouse and/or such individual’s descendants.

“First Amended and Restated Agreement” has the meaning set forth in the background hereto.

“Founders” means, collectively, Messrs. Carlucci, Ford and Kamal.

“Holdings” has the meaning set forth in the preamble hereto.

“Holdings Board” means the Board of Directors of Holdings.

“Initial Public Offering” means the first firm commitment underwritten public offering in which (i) Holdings sells Shares to the public for aggregate cash gross proceeds (after deduction of underwriting discounts and expenses of sale) of at least $50,000,000 and (ii) the Shares have been accepted for listing on a Recognized Exchange.

“Intermediate Holdings” has the meaning set forth in the background hereto.

“Lapse Date” means the date on which the Transfer Restriction Period is no longer applicable.

“Legal Requirement” means any administrative or arbitrator’s award or order, constitution, law, ordinance, principle of common or civil law, permit, authorization, variance, regulation, rule, statute or requirement of any governmental body, including all federal, foreign, state and local laws related to taxes, zoning and land use, occupational safety and health, product quality and safety, employment and labor law.

“Merger” has the meaning set forth in the background hereto.

“Merger Agreement” has the meaning set forth in the background hereto.

“Original Agreement” has the meaning set forth in the background hereto.

“Other Stockholders” has the meaning set forth in the preamble hereto.

“Other Stockholder Permitted Transferees” has the meaning set forth in Section 2.1(a).

“Partnership” means a Physician Partner Stockholder’s co-ownership of a Subsidiary or Affiliate of Holdings.

“Permitted Centerbridge Transferee” means (i) an Affiliated Centerbridge Entity, (ii) any successor entity of any of the Centerbridge Stockholders or (iii) any direct or indirect partner, limited partner or member of any of the Centerbridge Stockholders; provided, in each case, that such Person (other than an in-kind distributee) has agreed to become a party to this Agreement pursuant to Section 2.2.

“Permitted Transferees” has the meaning set forth in Section 2.1(a).

“Person” or “person” means an individual, corporation, limited liability company, association, partnership, group (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934), trust, joint venture, business trust or unincorporated organization, or a government or any agency or political subdivision thereof or other entity of any nature whatsoever.

“Physician Partner Group” has the meaning set forth in the preamble hereto.

“Physician Partner Stockholders” has the meaning set forth in the preamble hereto.

“Plan Asset Regulations” has the meaning set forth in Section 5.1(a).

“Public Offering” means a sale of Shares by Holdings to the public in an offering pursuant to an effective registration statement filed with the SEC pursuant to the Securities Act, as then in effect, provided that a Public Offering shall not include an offering made in connection with a business acquisition or combination or an employee benefit plan, but may include Holdings’ Initial Public Offering.

“Qualified Public Offering” means a Public Offering in which (i) Holdings sells Shares to the public for aggregate gross cash proceeds (after deduction of underwriting discounts and expenses of sale), together with the gross cash proceeds from any prior underwritten public offering, of at least $200,000,000 and (ii) the Shares have been accepted for listing on a Recognized Exchange.

“Recognized Exchange” means The New York Stock Exchange or the NASDAQ National Market.

“Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of May 7, 2010, by and among Holdings, the Centerbridge Stockholders and any other holders of Shares party thereto, as it may be amended, supplemented, modified or restated from time to time.

“Rollover Agreement” means the Equity Contribution, Exchange and Subscription Agreement dated on or about March 22, 2010 between Holdings and the applicable stockholder named on the signature page thereto, as it may be amended, supplemented, modified or restated from time to time.

“Rollover Options” has the meaning set forth in the background hereto.

“Rollover Shares” has the meaning set forth in the background hereto.

“Shares” means the common stock, par value $0.01 per share, of Holdings and any securities issued in respect thereof, or in substitution therefor, in connection with any stock split, dividend, spin-off or combination, or any reclassification, recapitalization, merger, consolidation, exchange or other similar reorganization or business combination.

“Share Equivalents” means any stock, warrants, rights, calls, options, debt or other securities exchangeable or exercisable for or convertible into Shares.  Any reference herein to the number of Share Equivalents shall be deemed to refer to the number of Shares into which such Share Equivalents are exchangeable, for which such Share Equivalents are exercisable or into which such Share Equivalents are convertible, as applicable.

“Stockholders” has the meaning set forth in the preamble hereto.

“Subsidiary” of a Person means another Person under the direct or indirect power to elect at least a majority of the board of directors or other governing body of such Person through the ownership of voting securities, ownership or partnership interests, by contract or otherwise or, if no such governing body exists, the direct or indirect ownership of 50% or more of the equity interests of such Person.

“Termination Date” means, with respect to an Employee Stockholder, the date upon which an Employee Stockholder’s Employment with Holdings and its Affiliates is terminated or, with respect to Physician Partner Stockholder, the first date upon which (i) a Physician Partner Stockholder ceases to own any equity interest, directly or indirectly, in any entity that is the subject of his or her Partnership(s); or (ii) there is an “Occurrence”, as such term is defined in the operating agreement(s) of the entity (or entities) that is (or are) the subject of the Physician Partner Stockholder’s Partnership(s).  For the avoidance of doubt, with respect to any Physician Partner Stockholders that are entities, if the circumstances described in either foregoing clause (i) or (ii) exist with respect to the individual who is a beneficiary, settlor, officer, member, trustee, or controlling person of such entity, such circumstances shall be deemed to exist with respect to the Physician Partner Stockholder.

“Transfer” means any direct or indirect transfer, sale, assignment, distribution, contribution, exchange, gift, hypothecation, pledge, encumbrance or other alienation or disposition of any Shares or any interest therein and Transfers of any equity securities of any entity holding, directly or indirectly, any Shares, including any such transaction that would result in another Person becoming the beneficial owner of such Shares or equity securities.

“Transfer Restriction Period” means the period beginning on the date of this Agreement and ending on the earlier of (A) 180 days after a Qualified Public Offering (or, if applicable, the last date of any “lock-up” period applicable to such Other Stockholder, not to exceed 180 days) or (B) the occurrence of a Change of Control.

“VCOC Investor” has the meaning set forth in Section 5.1(a).

“Voting Power” means the aggregate number of votes entitled to be cast by the holders of the outstanding Shares and any other securities entitled, in the ordinary course, to vote generally in the election of Directors.

1.2.  Other Definitional Provisions; Interpretation.

(a)                                 The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section references are to this Agreement unless otherwise specified.  Any pronoun used herein shall be deemed to cover all genders.

(b)                                 The word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified.

(c)                                  The headings in this Agreement are included for convenience of reference only and shall not limit or otherwise affect the meaning or interpretation of this Agreement.

(d)                                 The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)                                  Unless otherwise noted, all dollar amounts set forth herein are denominated in United States dollars.

ARTICLE II

TRANSFERS AND ISSUANCES

2.1.  Limitations on Transfer.

(a)                                 Except with the prior written consent of Centerbridge, during the Transfer Restriction Period none of the Other Stockholders will, directly or indirectly, Transfer any Share, except for Transfers, (A) solely to or among such Other Stockholder’s Family Group, (B) to Centerbridge or an Affiliated Centerbridge Entity or (C) to Holdings, Intermediate Holdings, or the Company (such transferees, in each case, the “Other Stockholder Permitted Transferees”, and together with any transferees for which written consent of Centerbridge has been obtained, the “Permitted Transferees”).

(b)                                 After the applicable Transfer Restriction Period, none of the Other Stockholders will, directly or indirectly, Transfer any Shares except in accordance with the requirements of Section 2.2, 2.5 and, if applicable, Section 2.6.

(c)                                  Both during and after the applicable Transfer Restriction Period, each Other Stockholder will agree in writing to be bound by the same “lock-up” obligations imposed on Holdings in connection with any underwritten public offering of Shares or Share Equivalents; provided, that each Other Stockholder may be required by the applicable managing underwriter to execute “lock-up” arrangements for no more than 180 days following any such underwritten public offering, even if such period is longer than the “lock-up” required to be entered into by Holdings or the other Stockholders.

(d)                                 Notwithstanding anything in this Section 2.1 to the contrary, the restrictions on Transfer set forth in this Section 2.1 shall not be applicable to any Transfers by a Stockholder pursuant to Section 2.5 (Tag-Along Rights) or 2.6 (Drag-Along Rights).

2.2.  Requirements in Connection with Permitted Transfers.

(a)                                 In order for a Transfer to a prospective Permitted Transferee to be effective, such Permitted Transferee (to the extent not already a signatory to this Agreement as an Other Stockholder, and other than Holdings, Centerbridge or an Affiliated Centerbridge Entity) must first agree with Holdings in writing to become a party to this Agreement and to be bound as an Other Stockholder (and, as the case may be, an “Employee Stockholder” or a “Physician Partner Stockholder”) and, subject to Section 2.2(b), will be entitled to the rights of an Other Stockholder (and, as the case may be, an Employee Stockholder or a Physician Partner Stockholder) hereunder by executing a Joinder Agreement substantially in the form attached as Annex A hereto.  After the Transfer Restriction Period, the obligations set forth in this Section 2.2 and Section 2.6 will continue to apply to transferees of Other Stockholders (whether Permitted Transferees or otherwise), other than transferees who receive shares in a transaction in which the Securities Act restrictive legend set forth in Section 2.4(a) may be removed.  Transferees who receive Shares in such a transaction will not be subject to this Agreement.

(b)                                 No transferee of an Other Stockholder, including Permitted Transferees, will succeed to any rights under Article III of this Agreement.

2.3.  Effect of Void Transfers.  In the event of any purported Transfer of any Shares in violation of the provisions of this Agreement, such purported Transfer will be void and of no effect and Holdings and its agents will not recognize such Transfer in Holdings’ stock transfer records or otherwise.

2.4.  Legend on Securities.

(a)                                 Each certificate representing any Shares issued (whether prior to, on or after the date hereof) to any Other Stockholder will bear the following legend on the reverse thereof:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A STOCKHOLDERS AGREEMENT BETWEEN THE REGISTERED HOLDER, CERTAIN OTHER PARTIES AND C.P. ATLAS HOLDINGS, INC., A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF C.P. ATLAS HOLDINGS, INC. NO TRANSFER, SALE, ASSIGNMENT, EXCHANGE, HYPOTHECATION, PLEDGE OR OTHER ALIENATION OR DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE REQUIREMENTS OF SUCH AGREEMENT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE SECURITIES MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT AND SUCH LAWS.”

(b)                                 In the event that any Shares are able to be resold freely under applicable securities law without being subject to the restrictions on Transfer set forth in this Agreement, Holdings will, upon the written request of the holder thereof, issue to such holder a new certificate evidencing such Shares without the legend required by the first paragraph of Section 2.4(a).

2.5.  Other Stockholder Tag-Along Rights.

(a)                                 Until a Qualified Public Offering has been completed, if any of the Centerbridge Stockholders intends to sell any Shares held by it (other than to a Permitted Centerbridge Transferee and other than in an Exempt Transfer), it has the obligation, and each Other Stockholder has the right, to require the intended buyer to purchase from such Other Stockholder, on the same terms that apply to such sale by the Centerbridge Stockholders (except as set forth in Section 2.5(c)), a number of Shares in the aggregate up to the product (rounded up to the nearest whole number) of (i) the quotient obtained by dividing (x) the aggregate number of Shares held by such Other Stockholder by (y) the aggregate number of Shares held by the Centerbridge Stockholders and all of the Other Stockholders that are participating in the contemplated transaction and (ii) the total number of Shares proposed to be sold to the buyer in the contemplated transaction, on the same terms that apply to the Shares being sold by such Centerbridge Stockholder; provided, that this Section 2.5 shall only apply to an Other Stockholder to the extent the Centerbridge Stockholders intend to sell to a third party in a private sale more than 25% of the Voting Power then held by the Centerbridge Stockholders (as appropriately adjusted for stock splits, reverse stock splits, recapitalizations and similar transactions and taking into account all previous private sales to third parties, but excluding in all cases Exempt Transfers).  Notwithstanding the foregoing, solely for the avoidance of doubt, a sale of Shares by the Centerbridge Stockholders in any Public Offering shall not be subject to this Section 2.5.

(b)                                 Centerbridge will give each Other Stockholder at least fifteen (15) Business Days prior written notice of each such proposed sale.  Such notice must specify the number of Shares proposed to be sold, the name of the proposed buyer, the proposed amount and form of consideration and the other material terms and conditions of the transaction including, if available, a copy of the relevant definitive purchase and sale agreement.  In order to exercise its tag-along rights, no later than ten (10) Business Days following receipt of such notice, an Other Stockholder must deliver written notice to Centerbridge indicating the desire of such Other Stockholder to exercise its tag-along rights and specifying the number of Shares it desires to sell in the tag-along transaction (up to the limit described in Section 2.5(a)).

(c)                                  Each Other Stockholder that has elected to exercise its tag-along rights pursuant to this Section 2.5, shall make or provide the same representations, warranties, covenants, agreements, and indemnities as the Centerbridge Stockholders have made or provided in connection with such tag-along transaction; provided, the aggregate liability of each Other Stockholder with respect to any indemnification obligations in connection with such sale shall be limited to the proceeds received by such Other Stockholder in connection with such sale.

(d)                                 The fees and expenses of the Centerbridge Stockholders incurred in connection with a Transfer subject to this Section 2.5, to the extent not paid or reimbursed by the proposed transferee, shall be shared by the Centerbridge Stockholders and all Other Stockholders that have elected to exercise their tag-along rights pursuant to this Section 2.5, on a pro rata basis, based on the consideration received by each such Stockholder in connection with such Transfer.

2.6.  Drag-Along Rights.  (a)  If, prior to a Qualified Public Offering, the Centerbridge Stockholders receive from a third party, and accept, one or more offers to purchase or otherwise acquire in a private transaction or series of private transactions any outstanding Shares, then the Centerbridge Stockholders may require each Other Stockholder (including any Permitted Transferee) to sell to the applicable buyer(s) all the Shares owned by each of them on the same financial terms and conditions to be paid or provided to the Centerbridge Stockholders; provided, that this Section 2.6 shall only apply to Other Stockholders and their transferees if the transaction or transactions relate to more than 25% of the Voting Power then held by the Centerbridge Stockholders (as appropriately adjusted for stock splits, reverse stock splits, recapitalizations and similar transactions); provided, further that this Section 2.6 shall only apply to Other Stockholders’ Shares or Share Equivalents in same proportion as the Centerbridge Stockholders’ Shares are sold.

(b)                                 In order to exercise the “drag-along rights” provided by Section 2.6(a), Centerbridge shall give written notice to each Other Stockholder at least ten (10) Business Days prior to the consummation of the applicable drag-along transaction.  Such notice shall set forth the number of Shares proposed to be sold, the name of the proposed buyer(s), the proposed amount and form of consideration and the other material terms and conditions of the offer, including, if available, a copy of the relevant definitive purchase and sale agreement.

(c)                                  Each Other Stockholder shall make or provide the same representations, warranties, covenants, agreements, and indemnities as the Centerbridge Stockholders have made or provided in connection with such drag-along transaction; provided, the aggregate liability of each Stockholder with respect to any indemnification obligations in connection with such sale shall be limited to the proceeds received by such Stockholder in connection with such sale.

(d)                                 The fees and expenses of the Centerbridge Stockholders incurred in connection with a Transfer subject to this Section 2.6, to the extent not paid or reimbursed by the proposed transferee, shall be shared by all Stockholders, on a pro rata basis, based on the consideration received by each such Stockholder in connection with such Transfer.

2.7.  Conditions to Transfers of Shares.  Notwithstanding anything else in this Article II to the contrary, no Stockholder shall have the right to Transfer any Shares pursuant to this Article II unless (i) such Transfer is made in compliance with the terms of this Agreement and (ii) the transferee (to the extent not already a signatory to this Agreement) executes and delivers to Holdings a Joinder Agreement substantially in the form attached hereto as Annex A together with such other documents or instruments as may be required to effect the transfer in Holdings’ reasonable judgment.  No Transfer pursuant to this Article H may be made or recorded in the books and records of Holdings unless the transferee shall deliver to Holdings notice of such Transfer, including a fully executed copy of all documentation and agreements relating to the Transfer and any agreements or other documents required by this Agreement, including the assumption by the transferee of all obligations of the transferring Stockholder under this Agreement in respect of the Shares that are the subject of the Transfer.

ARTICLE III

CORPORATE GOVERNANCE

3.1.  Board of Directors.

(a)                                 The parties agree to cause the Holdings Board to consist, immediately subsequent to Closing, of eight (8) directors (individually, a “Director” and, collectively, the “Directors”), of which (i) five (5) shall be nominated by the Centerbridge Stockholders and (ii) subject to Section 3.1(c), three (3) shall be the Founders.  Except as otherwise provided for in this Section 3.1, all Directors shall be elected by the Stockholders of Holdings as provided for in the certificate of incorporation and bylaws of Holdings.  In the event the Centerbridge Stockholders have not at any time designated a Director which they have the right to designate pursuant to this Section 3.1(a), the resulting vacancy shall be filled by a designee of the Centerbridge Stockholders at such time as Centerbridge shall determine.

(b)                                 At the first meeting of the Holdings Board following the Closing, the Holdings Board shall increase the number of Directors by one (1) and appoint a Director who (i) is not affiliated with, or related to, any Stockholder, (ii), following an Initial Public Offering, would qualify as an independent director under applicable stock exchange rules and federal securities laws and regulations and (iii) has the qualifications necessary, with respect to experience and educational background, to serve as a Director; provided, that such Director shall have been previously approved by (i) the Centerbridge Stockholders and (ii) Founders holding a majority of the Shares held by all Founders, such approval not to be unreasonably withheld, conditioned or delayed.

(c)                                  Until an Initial Public Offering, each Founder shall have the right to be a Director (or designate a Substitute Founder Director solely under the circumstances provided below in this Section 3.1(c)) for so long as such Founder (together with his Family Group) beneficially owns Shares representing 50% or more of the Shares held by such Founder immediately following the Closing (as appropriately adjusted for stock splits, reverse stock splits, recapitalizations and similar transactions) or until the earliest of such person’s death, incapacitation or resignation or removal for cause.  If any Founder resigns from the Holdings Board, becomes incapacitated or dies, and immediately prior to such resignation, incapacitation or death, such Founder (together with his Family Group) beneficially owned Shares representing 50% or more of the Shares held by such Founder and his Family Group immediately following the Closing (as appropriately adjusted for stock splits, reverse stock splits, recapitalizations and similar transactions), the resulting vacancy shall, subject to the proviso to this sentence and the terms and conditions of this Section 3.1(c), be filled by John McDonough (as such Founder’s Director nominee) so long as John McDonough is then a senior executive officer of the Company (the “Substitute Founder Director”); provided, that for the avoidance of doubt, if the Substitute Founder Director is already a Director on the Holdings Board as a result of a Founder’s resignation, incapacitation or death, no other Founder shall be entitled to designate a Director Nominee (or a Substitute Founder Director) pursuant to this Section 3.1(c).  Notwithstanding anything herein to the contrary, in the event that a Founder loses his right to be (or to designate) a Director nominee as provided in this Section 3.1(c), such Founder (or Substitute Founder Director) shall, and shall cause his Substitute Founder Director to, resign immediately, and the Holdings Board and/or the Stockholders shall promptly take all actions necessary to remove such person from the Holdings Board and the size of the Holdings Board shall be reduced accordingly.

(d)                                 The Centerbridge Stockholders shall have the right at all times to designate five (5) Director nominees to the Holdings Board.  For so long as the Centerbridge Stockholders collectively beneficially own Shares representing 50% or more of the Shares held by the Centerbridge Stockholders in the aggregate immediately following the Closing (as appropriately adjusted for stock splits, reverse stock splits, recapitalizations and similar transactions), the Centerbridge Stockholders may at any time pass a resolution, acting by written consent pursuant to Section 228 of the DGCL, increasing the number of Directors by two (2) or such higher number as may be requested by the Centerbridge Stockholders, and the Centerbridge Stockholders shall have the right to designate the Director nominees to fill such additional seats and the Stockholders shall vote their Shares to elect such Director nominees.  No action may be taken by the Holdings Board without the approval of both (A) a majority of the Directors and (B) a majority of the Directors nominated by the Centerbridge Stockholders (other than any Director that is not an Affiliate of Centerbridge).

(e)                                  The removal without cause from the Holdings Board of any Director designated by the Centerbridge Stockholders pursuant to this Article III shall be only upon the written request of the Centerbridge Stockholders, or as otherwise provided by for this Agreement.  In the event that any person designated as a Director by the Centerbridge Stockholders for any reason (other than as required by this Agreement) ceases to serve as a Director during such person’s term of office, the resulting vacancy shall be filled by a designee of the Centerbridge Stockholders.

(f)                                   Holdings shall reimburse each of the Directors for all reasonable out-of-pocket expenses borne by such Director in connection with the performance of his or her duties as a Director.  Other than pursuant to the immediately preceding sentence, Holdings shall not pay fees or other compensation to Directors, unless otherwise directed by the Centerbridge Stockholders, in their sole discretion.  Each Director shall be entitled to receive any indemnity arrangements which all other Directors of Holdings are entitled to receive.

(g)                                  The Centerbridge Stockholders shall have the right, exercisable by delivering notice to Holdings, to designate a non-voting observer to attend any meetings of the Holdings Board and of the board of directors (or similar governing body) of any Subsidiary of Holdings.  Notice of Holdings Board meetings shall be furnished to such non-voting observer no later than, and using the same form of communication as, notice of Holdings Board meetings is furnished to Directors in accordance with this Agreement and the bylaws of Holdings.

3.2.  Chairman and Committees of the Holdings Board.  At the first meeting of the Holdings Board (i) following the Closing or (ii) after such time as there is no longer a Chairman of the Holdings Board, the Holdings Board shall elect, by majority vote, a Chairman of the Holdings Board who shall serve in such capacity until the earliest of such person’s death, incapacity, resignation or removal as a member of the Holdings Board; provided, however, that the Chairman of the Holdings Board may be removed, with or without cause, by the Centerbridge Stockholders.  For so long as one or more Founders is a member of the Holdings Board, the Chairman of the Holdings Board shall be one of such Founders that is then serving as a Director.  The Holdings Board may, but shall not be required to, establish one or more committees to which it may delegate authority for certain matters in accordance with Holdings’ bylaws.

3.3.  Charter and Bylaws.  The Stockholders agree that, from and following the Closing, the certificate of incorporation and bylaws of Holdings shall be consistent with the provisions of this Article III and any other relevant terms of this Agreement, as appropriate and necessary, and each Stockholder agrees to vote all Shares over which such Stockholder exercises voting control and to take all actions necessary and appropriate to ensure that the certificate of incorporation and bylaws of Holdings are consistent with such provisions.

3.4.  Certain Actions.  Each Stockholder agrees to vote, in person or by proxy, all Shares over which it controls voting power, at any annual or special meeting of stockholders of Holdings called for the purpose of voting on the election of Directors or to execute written consents of stockholders without a meeting with respect to the election of Directors or, if necessary, to cause its designees on the Holdings Board, if any, to vote in favor of the election of each Director designated in accordance with or pursuant to this Article III and against any other nominees and in favor of the removal of any Director who is required to be removed or to resign pursuant to this Article HI and to take all other necessary and appropriate actions to cause the events contemplated by this Article III to occur.  Holdings shall use its best efforts to cause persons to be so nominated, elected or removed, as the case may be, in accordance with the applicable provisions of this Agreement.  Each Stockholder shall vote all Shares over which it controls voting power and shall take all other actions necessary and appropriate (including removing any Director) to ensure that Holdings’ certificate of incorporation and bylaws do not at any time conflict with the provisions of this Agreement and shall not vote to approve (or consent to the approval of) any amendment to Holdings’ certificate of incorporation or bylaws which would be inconsistent with this Agreement.  Each Stockholder shall, to the extent stockholder approval is required, vote such Stockholder’s Shares to effectuate actions authorized by the Holdings Board in compliance with this Agreement.

3.5.  Voting Rights.  Until the occurrence of a Qualified Public Offering or a Change of Control, each Other Stockholder will vote, or cause to be voted, all Shares over which such Other Stockholder has the power to vote or direct the voting, either in person or by proxy, whether at a securityholders meeting, or by written consent, in the manner in which a majority of the Centerbridge Stockholders directs with respect to all matters, including in connection with the approval of any amendment or amendments to Holdings’ organizational documents, the merger, security exchange, combination or consolidation of Holdings with any other Person or Persons, the sale, lease or exchange of all or substantially all of the property and assets of Holdings and its Subsidiaries on a consolidated basis, and the reorganization, recapitalization, liquidation, dissolution or winding-up of Holdings.

3.6.  Proxy.  In order to effectuate the provisions of Article HI, each Employee Stockholder and Physician Partner Stockholder hereby grants to the Chief Executive Officer of Holdings, or if the Chief Executive Officer of Holdings shall be unable to exercise this proxy due to illness or absence or if the position of Chief Executive Officer of Holdings shall be vacant, to the General Counsel of Holdings, or if the General Counsel of Holdings shall be unable to exercise this proxy due to illness or absence or if the position of the General Counsel of Holdings shall be vacant, such other officer of Holdings as the Holdings Board may appoint, a proxy to vote at any annual or special meeting of Stockholders, or to take any action by written consent in lieu of such meeting with respect to, or to otherwise take action in respect of, all of the Shares owned or held of record by such holder in connection with the matters set forth in Article III in accordance with the provisions of Article III hereof.  Each of the proxies granted hereby is irrevocable and is coupled with an interest.  To effectuate the provisions of this Section 3.6, the Secretary of Holdings, or if there be no Secretary such other officer or employee of Holdings as the Holdings Board may appoint to fulfill the duties of the Secretary, shall not record any vote or consent or other action contrary to the terms of this Section 3.6.

ARTICLE IV

SALES UPON TERMINATION OF EMPLOYMENT OR PARTNERSHIP OR VIOLATION OF RESTRICTIVE COVENANTS

4.1.  Put Rights.

(a)                                 If an Employee Stockholder’s Employment is terminated or a Physician Partner Stockholder’s Partnership(s) is (or are) terminated due to the Disability of the Employee Stockholder or Physician Partner Stockholder or as a result of the death of the Employee Stockholder or Physician Partner Stockholder, the Employee Stockholder and the Employee Stockholder’s Family Group or the Physician Partner Stockholder and the Physician Partner Stockholder’s Family Group, as the case may be, shall have the right to sell to Holdings, and Holdings shall be required to purchase, on one occasion from each member of the Family Group, all (but not less than all) of the Shares and Share Equivalents then held by the Family Group, at a price per Share or Share Equivalent equal to the Fair Market Value of such Shares or Share Equivalent (measured as of the applicable repurchase date); provided that in any case, the Holdings Board shall have the right, in its sole discretion, to increase the foregoing purchase price.  In order to exercise its rights with respect to the Shares and Share Equivalents pursuant to this Section 4.1(a), the Family Group shall also be required to simultaneously exercise any similar rights it may have with respect to any other equity securities of Holdings held by the Family Group in accordance with the terms of the agreements pursuant to which such other Shares or Share Equivalents were purchased from, or granted by, Holdings.  For the avoidance of doubt, with respect to any Physician Partner Stockholders that are entities, the Disability or death of the individual who is a beneficiary, settlor, officer, member, trustee, or controlling person of such entity shall be deemed to be the Disability or death of the Physician Partner Stockholder.

(b)                                 If the Employee Stockholder’s Family Group or Physician Partner Stockholder’s Family Group desires to exercise its right to require Holdings to repurchase Shares and Share Equivalents pursuant to Section 4.1(a), the members or legal representative of the Family Group shall send one written notice to Holdings setting forth such members’ intention to collectively sell all of their Shares or Share Equivalents pursuant to Section 4.1(a) and which notice must be received within 180 days, commencing 210 days after the Termination Date resulting from such death or Disability.  The notice shall include the signature and approval of each member of the Employee Stockholder’s Family Group or Physician Partner Stockholder’s Family Group, as applicable, or the legal representative thereof.  Subject to the provisions of Section 4.3(a), the closing of the purchase shall take place at the principal office of Holdings on a date specified by Holdings no later than the thirtieth (30th) day after the giving of such notice.

(c)                                  The obligation of Holdings to repurchase Shares and Share Equivalents in accordance with this Section 4.1 will terminate if, prior to the date on which Holdings would otherwise be obligated to consummate such repurchase, Holdings effectuates an Initial Public Offering or a Change of Control occurs.

4.2.  Call Rights.

(a)                                 Employee Stockholders.  Except to the extent otherwise agreed in writing between Holdings and an Employee Stockholder, if the Employee Stockholder’s Employment terminates for any reason or if the Employee Stockholder engages in Competitive Activity, Holdings shall have the right and option to purchase, and each member of the Family Group shall be required to sell to Holdings, any or all of the Shares and Share Equivalents then held by such member of the Family Group, at a price per Share or Share Equivalent, as applicable, equal to the applicable purchase price determined as follows:

(i)                                     Termination for Cause; Competitive Activity.  If (A) the Employee Stockholder’s Employment is terminated by Holdings or any of its Subsidiaries or Affiliates for Cause, (B) the Employee Stockholder resigns when grounds for Cause exist, or (C) the Employee Stockholder engages in a Competitive Activity, the purchase price per Share or Share Equivalent will be the lesser of (x) the Fair Market Value thereof (measured as of the repurchase date) and (y) the Cost per Share or Share Equivalent applicable to such Employee Stockholder; and

(ii)                                  Death or Disability; Termination without Cause; Voluntary Termination.  If (A) the Employee Stockholder’s Employment is terminated by Holdings due to the Disability of the Employee Stockholder, (B) the Employee Stockholder’s Employment is terminated by Holdings or any of its Subsidiaries or Affiliates without Cause or (C) the Employee Stockholder initiates a voluntary termination of such Employee Stockholder’s Employment (other than as set forth in Section 4.2(a)(i)(B) above), the purchase price per Share or Share Equivalent will be the Fair Market Value thereof (measured as of the repurchase date); provided, however, that in the case of a voluntary termination initiated by the Employee Stockholder on or before the second anniversary of the Closing Date, the purchase price per Share or Share Equivalent will be the lesser of (A) the Fair Market Value thereof (measured as of the date that Holdings provides a Call Notice (as defined below) to such Employee Stockholder) and (B) the Cost per Share or Share Equivalent applicable to such Employee Stockholder;

provided, that in any case the Holdings Board shall have the right, in its sole discretion, to increase any purchase price set forth above.

(b)                                 Physician Partner Stockholders.  Except to the extent otherwise agreed in writing between Holdings and the Physician Partner Stockholder, (i) if the Physician Partner Stockholder ceases to own any equity interest, directly or indirectly, in any entity that is the subject of his or her Partnership(s), or (ii) in the event of an “Occurrence”, as such term is defined in the operating agreement(s) of the entity (or entities) that is (or are) the subject of the Physician Partner Stockholder’s Partnership(s), Holdings shall have the right and option to purchase, and each member of the Family Group shall be required to sell to Holdings, any or all of the Shares and Share Equivalents then held by such member of the Family Group, at a price per Share or Share Equivalent, as applicable, equal to the Fair Market Value thereof (measured as of the repurchase date); provided, that in any case the Holdings Board shall have the right, in its sole discretion, to increase the foregoing purchase price.  For the avoidance of doubt, with respect to any Physician Partner Stockholders that are entities, if the circumstances described in either clause (i) or (ii) of this Section 4.2(b) exist with respect to the individual who is a beneficiary, settlor, officer, member, trustee, or controlling person of such entity, such circumstances shall be deemed to exist with respect to the Physician Partner Stockholder.

(c)                                  If Holdings desires to exercise its right to purchase Shares or Share Equivalents pursuant to this Section 4.2, Holdings shall, at any time, within 150 days, commencing 185 days after the Termination Date or the other event giving rise to the repurchase right hereunder, send written notice to each member of the Family Group of its intention to purchase Shares or Share Equivalents, specifying the number of Shares or Share Equivalents to be purchased (the “Call Notice”).  The closing of the purchase shall take place at the principal office of Holdings on a date specified by Holdings no later than thirty (30) days after the giving of the Call Notice.

(d)                                 Notwithstanding the foregoing, if Holdings elects not to exercise any of its call options to purchase Shares or Share Equivalents pursuant to this Section 4.2, Centerbridge may elect to purchase such Shares or Share Equivalents on the same terms and conditions set forth in this Section 4.2 by providing written notice to each member of the Family Group of its intention to purchase Shares or Share Equivalents at any time from and after the thirtieth (30th) day following the expiration of the 150 day period set forth in Section 4.2 (c).

(e)                                  The right of Holdings to repurchase Shares or Share Equivalents in accordance with this Section 4.2 will terminate if, prior to the date on which Holdings has delivered the Call Notice, Holdings effectuates an Initial Public Offering or a Change of Control occurs.

(f)                                   Holdings and its Affiliates may withhold applicable taxes, from any payments hereunder.

4.3.  Deferral; Notes.

(a)                                 Notwithstanding anything to the contrary contained herein, Holdings shall not be obligated to purchase any Shares or Share Equivalents at any time pursuant to Article IV, regardless of whether it has delivered a notice of its election to purchase any such Shares or Share Equivalents, (i) to the extent that the purchase of such Shares or Share Equivalents or the payment to Holdings or one of its Subsidiaries of a cash dividend or distribution by a Subsidiary of Holdings to fund such purchase (together with any other purchases of Shares or Share Equivalents pursuant to Article IV or pursuant to similar provisions in agreements with other Employee Stockholders or Physician Partner Stockholders of Holdings and its Subsidiaries of which Holdings has at such time been given or has given notice and together with cash dividends and distributions to fund such other purchases) would result (A) in a violation of any law, statute, rule, regulation, policy, order, writ, injunction, decree or judgment promulgated or entered by any federal, state, local or foreign court or governmental authority applicable to Holdings or any of its Subsidiaries or any of its or their assets or properties or (B) after giving effect thereto, is a Financing Default (as defined below), or (ii) if immediately prior to such purchase there exists a Financing Default which prohibits all or any portion of such purchase, dividend or distribution.  Holdings shall, within fifteen (15) days of learning of any such fact, so notify the members of the Family Group that it is not obligated to purchase for cash all or any portion of such Shares or Share Equivalents hereunder.  “Financing Default” shall mean an event which would constitute (or with notice or lapse of time or both would constitute) an event of default under any of the financing documents of Holdings or its Subsidiaries from time to time (collectively, the “Financing Agreements”) and any restrictive financial covenants contained in the organizational documents of Holdings or its Subsidiaries.

(b)                                 Notwithstanding anything to the contrary contained in Article IV, any Shares or Share Equivalents which a member of the Family Group has elected to sell to Holdings or which Holdings has elected to purchase from members of the Employee Group or Physician Partner Group, but which in accordance with Section 4.3(a) are not purchased at the applicable time provided in Article IV (or, as applicable, any Junior Subordinated Note issued in accordance with Section 4.3(c)), shall be purchased by Holdings for the applicable purchase price, together with interest thereon as provided in Section 4.3(c), within the earlier to occur of (i) fifteen (15) days after the date that payment for such Shares or Share Equivalents (and related dividends and distributions) is no longer prohibited under Section 4.3(a) and (ii) upon a Change of Control in which more than 50% of the value of the consideration received by the Stockholders consists of cash (provided, that in the case of this clause (ii), following such Change of Control, Holdings is no longer prohibited from purchasing such Shares or Share Equivalents under Section 4.3(a)), and Holdings shall give the members of the Employee Stockholder’s or Physician Partner Stockholder’s Family Group at least three (3) days’ prior notice of any such purchase.

(c)                                  If at any time Holdings elects or is required to purchase any Shares or Share Equivalents pursuant to Article IV, Holdings shall pay the purchase price for the Shares or Share Equivalents it purchases (i) first, by the cancellation of any indebtedness, if any, owing from the Employee Stockholder or Physician Partner Stockholder to Holdings or any of its Subsidiaries (which indebtedness shall be applied pro rata against the proceeds receivable by each member of the Family Group receiving consideration in such repurchase) and (ii) then, by Holdings’ delivery of a check or wire transfer of immediately available funds for the remainder of the purchase price, if any, against delivery of the certificates or other instruments representing the Shares or Share Equivalents so purchased, duly endorsed; provided, that if any of the conditions set forth in Section 4.3(a) exists which prohibits such cash payment (either directly or indirectly as a result of the prohibition of a related cash dividend or distribution), the portion of the cash payment so prohibited may be made, by Holdings’ delivery of a junior subordinated promissory note (which shall be subordinated and subject in right of payment to the prior payment of any debt outstanding under the Financing Agreements and any modifications, renewals, extensions, replacements and refunding of all such indebtedness) of Holdings (a “Junior Subordinated Note”) in a principal amount equal to the balance of the purchase price, payable and bearing interest payable (and compounded to the extent not so paid) as of the last day of each calendar quarter at the applicable interest rate from time to time in effect under Credit Agreement to be entered into by Intermediate Holdings in connection with the Merger (or any successor credit agreement) and such principal and all such accrued and unpaid interest payable on the date of the payment of principal (or, if applicable, the last installment of principal) within the earlier to occur of (i) fifteen (15) days after the date that payment for such Shares or Share Equivalents (and related dividends and distributions) is no longer prohibited under Section 4.3(a) and (ii) upon a Change of Control in which more than 50% of the value of the consideration received by the Stockholders consists of cash (provided, that in the case of this clause (ii), following such Change of Control, Holdings is no longer prohibited from purchasing such Shares or Share Equivalents under Section 4.3(a)).

ARTICLE V

INFORMATION RIGHTS

5.1.  VCOC Rights.

(a)                                 Holdings hereby agrees, that with respect to each Centerbridge Stockholder and each affiliate thereof that indirectly has an investment in Holdings, in each case that is intended to qualify its direct or indirect investment in Holdings as a “venture capital investment” as defined in the United States Department of Labor Regulation published at 29 C.F.R. Section 2510.3-101(d) as amended from time to time (the “Plan Asset Regulations”) (each, a “VCOC Investor”), for so long as such VCOC Investor, directly or through one or more Subsidiaries, continues to hold any Shares or Share Equivalents (or other securities of Holdings into which such Shares may be converted or for which such Shares may be exchanged), Holdings shall, without limitation or prejudice to any of the rights provided to the Stockholders hereunder, with respect to each such VCOC Investor:

(i)                                     provide each VCOC Investor or its designated representative with (A) the right to inspect upon reasonable prior notice any of the offices and properties of Holdings and its Subsidiaries and inspect and copy the books and records of Holdings and its Subsidiaries at such times as the VCOC Investor shall reasonably request, (B) all information rights and copies of all materials described in Section 5.2 of this Agreement; (C) to the extent Holdings or any of its Subsidiaries is required by law or pursuant to the terms of any outstanding indebtedness of Holdings or such Subsidiary to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, actually prepared by Holdings or such Subsidiary as soon as available; and (D) copies of all materials provided to the Holdings Board at the same time as provided to the Directors and if requested, copies of all materials provided to the board of directors of each of Holdings’ Subsidiaries;

(ii)                                  make appropriate officers and directors of Holdings and its Subsidiaries available periodically at mutually agreeable times for consultation with each VCOC Investor or its designated representative with respect to matters relating to the business and affairs of Holdings and its Subsidiaries, including significant changes in management personnel and compensation of employees, introduction of new products or new lines of business, important acquisitions or dispositions of plants and equipment, significant research and development programs, the purchasing or selling of important trademarks, licenses or concessions or the proposed commencement or compromise of significant litigation; and

(iii)                               to the extent consistent with applicable law (and with respect to events which require public disclosure, only following Holdings’ public disclosure thereof through applicable securities law filings or otherwise), inform each VCOC Investor or its designated representative in advance with respect to any significant corporate actions, including extraordinary dividends, mergers, acquisitions or dispositions of assets, issuances of significant amounts of debt or equity and material amendments to the organizational documents of Holdings or any of its Subsidiaries, and provide each VCOC Investor or its designated representative with the right to consult with Holdings and its Subsidiaries with respect to such actions.

(b)                                 To the extent that any VCOC Investor does not have a unilateral right to directly designate a Director, Holdings shall give each such VCOC Investor the right to designate one non-voting board observer who will be entitled to attend all meetings of the Holdings Board, participate in all deliberations of the Holdings Board and receive copies of all materials provided to the Holdings Board, provided that such observer shall have no voting rights with respect to actions taken or elected not to be taken by the Holdings Board, and provided, further, that Holdings shall be entitled to exclude such observer from such portions of a meeting of the Holdings Board to the extent such observer’s presence would be reasonably likely to result in the waiver of attorney-client privilege or if the matter to be discussed at such Holdings Board meeting is one in which such VCOC Investor has a conflict of interest with Holdings.

(c)                                  Provide each VCOC Investor or its designated representative with such other rights of consultation which the VCOC Investor’s counsel may determine to be reasonably necessary under applicable legal authorities promulgated after the date hereof to qualify its direct or indirect investment in the Company as a “venture capital investment” for purposes of the Plan Asset Regulations.

(d)                                 Holdings agrees to consider, and will require each Subsidiary to consider, in good faith, the recommendations of each VCOC Investor or its designated representative in connection with the matters on which it is consulted as described above, recognizing that the ultimate discretion with respect to such matters shall be retained by Holdings.

(e)                                  Each VCOC Investor that is not affiliated with the Centerbridge Stockholders shall, and shall cause its non-voting board observer, directors, officers, employees, and representatives, as applicable, to comply with the confidentiality provisions set forth in Section 7.2 with respect to any confidential information obtained by such Person (whether before or after the date hereof) from Holdings.

5.2.  Information Rights of Centerbridge

Holdings shall provide the following financial information to each of the Centerbridge Stockholders and, following the death or Disability of a Founder, to a member of the Family Group of such Founder, so long as (x) such Family Group beneficially owns Shares representing fifty percent (50%) or more of the Shares held by such Founder immediately following the Closing (as appropriately adjusted for stock splits, reverse stock splits, recapitalizations and similar transactions) and (y) such member individually beneficially owns at least one percent (1%) of the outstanding Shares:

(a)                                 as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of Holdings, consolidated balance sheets of Holdings and its Subsidiaries as of the end of such period, and consolidated statements of income and cash flows of Holdings and its Subsidiaries for the period then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, and subject to the absence of footnotes and to year-end adjustments;

(b)                                 as soon as available and in any event within 90 days after the end of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as of the end of such year, and consolidated statements of income and cash flows of Holdings and its Subsidiaries for the year then ended prepared in conformity with generally accepted accounting principles in the United States applied on a consistent basis, except as otherwise noted therein, together with an auditor’s report thereon of a firm of established national reputation; and

(c)                                  such other information as may be requested by the Centerbridge Stockholders.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

6.1.  Representations of Each of the Parties.  Except as otherwise specified below, each of the parties hereto represents and warrants, solely with respect to itself, to each of the other parties hereto as follows:

(a)                                 Due Organization and Good Standing.  Each party (other than any individual person a party hereto) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization.

(b)                                 Authority Relative to This Agreement.  Each party has all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  Each person executing and delivering this Agreement is duly authorized to execute and deliver this Agreement on behalf of such party.  The execution and delivery of this Agreement by it has been duly and validly authorized by all requisite action and no other proceedings on its part are necessary to authorize this Agreement.  This Agreement has been duly and validly executed and delivered by it and, assuming the due authorization, execution and delivery by the other parties hereto, constitutes a legal, valid and binding obligation of it.

(c)                                  No Conflict.  The execution, delivery, and performance by it of this Agreement do not and shall not violate any applicable Legal Requirement or conflict with or constitute a default, breach, or violation of the terms, conditions, or provisions of any contract, agreement or instrument to which such party is subject which would prevent such party from performing any of its obligations hereunder or thereunder.

(d)                                 Required Filings and Consents.  The execution and delivery by it of this Agreement do not, and the performance of this Agreement will not, require any governmental authorization, except for (i) any such governmental authorizations as have been already obtained or made, (ii) as disclosed in the Merger Agreement and the schedules thereto or (iii) where failure to obtain any such governmental authorizations would not prevent or materially delay it from performing any of its obligations under this Agreement.

ARTICLE VII

MISCELLANEOUS

7.1.  Additional Shares Subject to Agreement.  Each Stockholder agrees that any other Shares that it shall hereafter acquire by means of a stock split, stock dividend, distribution, exercise of stock options or warrants or otherwise shall be subject to the terms hereof.

7.2.  Confidentiality.  Each Stockholder (other than the Centerbridge Stockholders) agrees that it will keep confidential and will not disclose, divulge or use for any purpose, other than to monitor its investment in Holdings and its Subsidiaries, any confidential information obtained (whether before or after the date hereof) from Holdings, unless such confidential information: (i) is known or becomes known to the public in general (other than as a result of a breach of this Section 7.2 by such party or its Affiliates); (ii) is or has been independently developed or conceived by such party without use of Holdings’ confidential information; or (iii) is or has been made known or disclosed to such party by a third party (other than an Affiliate of such party) without a breach of any obligation of confidentiality such third party may have to Holdings that is known to such party; provided, however, that a party may disclose confidential information: (A) to its attorneys, accountants, consultants, and other professionals to the extent necessary to obtain their services in connection with monitoring its investment in Holdings; (B) to any Affiliate, partner or member of such party in the ordinary course of business; or (C) as may otherwise be required by law (provided that such holder takes reasonable steps to minimize the extent of any such required disclosure); and provided, further, that the acts and omissions of any Person to whom such party may disclose confidential information pursuant to clauses (A) and (B) of the preceding proviso shall be attributable to such party for purposes of determining such party’s compliance with this Section 7.2.  Each of the parties hereto acknowledge that the Centerbridge Stockholders and their respective Affiliates may review the business plans and related proprietary information of many enterprises, including enterprises which may have products or services which compete directly or indirectly with those of Holdings.  Nothing in this Section 7.2 shall preclude or in any way restrict the Centerbridge Stockholders or any of their respective Affiliates from investing or participating in any particular enterprise, or trading in the securities thereof, whether or not such enterprise has products or services that compete with those of Holdings.

7.3.  Injunctive Relief.  The Stockholders acknowledge and agree that money damages or other remedy at law would not be sufficient or adequate remedy for any breach or violation, or default under, this Agreement by them or that, in addition to all other remedies available to them, each Stockholder shall be entitled to an injunction restraining such breach, violation or default or threatened breach, violation or default and to any other equitable relief, including without limitation specific performance, without bond or other security being required.

7.4.  Other Stockholders’ Agreements.  None of the parties hereto shall enter into any stockholder agreement or other arrangement of any kind with any Person with respect to, directly or indirectly, any securities of Holdings which is inconsistent with the provisions of this Agreement.

7.5.  Amendment; Waiver.  This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by Stockholders representing a majority of the Shares held by the Centerbridge Stockholders.  No waiver by any party of any of the provisions hereof will be effective unless explicitly set forth in writing and executed by the party so waiving.  Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including any investigation by or on behalf of any party, will be deemed to constitute a waiver by the party taking such action of compliance with any covenants or agreements contained herein.  The waiver by any party hereto of a breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach.

7.6.  Successors, Assigns and Transferees.  The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their Permitted Transferees and their respective permitted successors and assigns; provided, that (i) no Other Stockholder may assign any of its rights hereunder other than as expressly permitted by Article II and (ii) the Centerbridge Stockholders may assign all or any portion of their rights and obligations hereunder to any transferee of their Shares.

7.7.  Notices.  All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing and shall be deemed given only if delivered to such party personally or sent to such party by pdf or other electronic transmission (promptly followed by a hard-copy delivered in accordance with this Section 7.7) or three Business Days after being sent by registered or certified mail (return receipt requested), with postage and registration or certification fees thereon paid, addressed to (i) in the case of the Other Stockholders at such address as is then set forth in the books and records of Holdings and/or its Subsidiaries, (ii) in the case of the parties listed as an “Other Stockholder” or “Employee Stockholder” on the signature pages to the First Amended and Restated Agreement, to such party at its address set forth below its name, and (iii) in the case of the other parties hereto, to such party at its address set forth below:

If to Holdings:

C.P. Atlas Holdings, Inc.
66 Cherry Hill Drive
Beverly, Massachusetts 01915
Facsimile:              (978) 232-4015
Attention:              General Counsel

with a copy (which shall not constitute notice) to:

Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Facsimile:              (212) 672-5001
Attention:              Steven M. Silver
                                                                     Jared S. Hendricks

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile:              (212) 455-2502
Attention:              Caroline B. Gottschalk

If to the Centerbridge Stockholders:

Centerbridge Capital Partners, L.P.
375 Park Avenue, 12th Floor
New York, New York 10152
Facsimile:              (212) 672-5001
Attention:              Steven M. Silver
                                                                     Jared S. Hendricks

with a copy (which shall not constitute notice) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Facsimile:              (212) 455-2502
Attention:              Caroline B. Gottschalk

7.8.  Integration.  The Agreement, the Registration Rights Agreement and, to the extent a Stockholder is a party, such Stockholder’s relevant Rollover Agreement and Stock Option Agreement contain the entire understanding of the parties with respect to the subject matter hereof and thereof There are no agreements, representations, warranties, covenants or undertakings with respect to the subject matter hereof and thereof other than those expressly set forth herein and therein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

7.9.  No Recourse.  Notwithstanding any other provision of this Agreement or any other agreement between any of the parties hereto or any rights of Holdings or any Other Stockholder at law or in equity, in the event of any default by any of the Centerbridge Stockholders under this Agreement or any other agreement, the remedies of any such Person shall be restricted to enforcement of their respective rights against the property and assets of such Centerbridge Stockholder and no resort shall be had to (i) any of the direct or indirect directors, officers, members, partners, stockholders, Affiliates or controlling persons of any of the Centerbridge Stockholders personally or (ii) any property or assets of the direct or indirect directors, officers, members, partners, stockholders, Affiliates or controlling persons of any of the Centerbridge Stockholders (other than the property and assets of the defaulting Centerbridge Stockholder).

7.10.  No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their respective successors and assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and assigns, any legal or equitable rights hereunder; provided, that each VCOC Investor shall be entitled to rely upon, shall be a third party beneficiary of and shall be entitled to enforce, the provisions of Section 5.1 of this Agreement.

7.11.  Delays or Omissions.  It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent or approval of any kind or character on the part of any party hereto of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

7.12.  Further Assurances.  At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other party, to execute and deliver any further instruments or documents and to take all such further action as the other party may reasonably request in order to evidence or effectuate the consummation of the transactions contemplated by this Agreement and to otherwise carry out the intent of the parties under this Agreement.

7.13.  Severability.  Should any part of this Agreement for any reason be declared invalid, such decision shall not affect the validity of any remaining portion, which remaining portion shall remain in full force and effect as if this Agreement had been executed with the invalid portion thereof eliminated, and it is hereby declared the intention of the parties hereto that they would have executed the remaining portion of this Agreement without including therein any such part or parts which may, for any reason, be hereafter declared invalid.

7.14.  Counterparts.  This Agreement may be executed in multiple counterparts, including by means of facsimile or pdf, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

7.15.  Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

7.16.  Jurisdiction; WAIVER OF JURY TRIAL.  Each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or the Supreme Court of the State of New York, in each case, located in the Borough of Manhattan in the City of New York, in the event any dispute arises out of this Agreement or any of the transactions contemplated hereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than the aforementioned courts.  EACH OF THE PARTIES HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR RELATING TO HOLDINGS OR ITS OPERATIONS.

7.17.  Termination.  This Agreement will terminate (i) as to any Stockholder, when such Stockholder no longer holds any Shares and (ii) as to any VCOC Investor, when such VCOC Investor no longer holds, directly or indirectly any Shares or Share Equivalents.

[Remainder of page intentionally left blank]

Signed:

C.P. ATLAS HOLDINGS, INC.

By:	/s/ Jared S. Hendricks
	Name:	Jared S. Hendricks
	Title:	Co-President

CENTERBRIDGE STOCKHOLDERS

CENTERBRIDGE CAPITAL PARTNERS, L.P.

	By:	Centerbridge Associates, L.P.,
its general partner

	By:	Centerbridge GP Investors, LLC,
its general partner

	By:	/s/ Steven M. Silver
		Name:	Steven M. Silver
		Title:	Authorized Person

CENTERBRIDGE CAPITAL PARTNERS SBS, L.P.

	By:	Centerbridge Associates, L.P.,
its general partner

	By:	Centerbridge GP Investors, LLC,
its general partner

	By:	/s/ Steven M. Silver
		Name:	Steven M. Silver
		Title:	Authorized Person

CENTERBRIDGE CAPITAL PARTNERS STRATEGIC, L.P.

	By:	Centerbridge Associates, L.P.,
its general partner

	By:	Centerbridge GP Investors, LLC,
its general partner

	By:	/s/ Steven M. Silver
		Name:	Steven M. Silver
		Title:	Authorized Person

[Amended and Restated Stockholders Agreement Signature Page]

Annex A

JOINDER TO STOCKHOLDERS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of the date written below by the undersigned (the “Joining Party”) in accordance with the Amended and Restated Stockholders Agreement dated as of June 28, 2010 (the “Stockholders Agreement”) among C.P. Atlas Holdings, Inc. (“Holdings”), Centerbridge Capital Partners, L.P., Centerbridge Capital Partners SBS, L.P., Centerbridge Capital Partners Strategic, L.P., and the other holders of Shares party thereto, as the same may be amended from time to time.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Stockholders Agreement.

The Joining Party hereby acknowledges, agrees and confirms that, by its execution of this Joinder Agreement, the Joining Party shall become a party to the Stockholders Agreement as of the date hereof and shall have (i) all of the rights and obligations of a “Stockholder” thereunder, (ii) if the Joining Party is a holder of Shares but not a Centerbridge Stockholder, all of the rights and obligations of an “Other Stockholder” thereunder (subject to clauses (iii) and (iv) below), (iii) if the Joining Party is employed by Holdings and/or its Subsidiaries at any time during its ownership of the Shares (whether or not it continues to be so employed), all of the rights and obligations of an “Employee Stockholder” thereunder, and (iv) if the Joining Party is a physician partner of Holdings and/or its Subsidiaries or Affiliates and owns an equity interest in a Subsidiary or Affiliate of Holdings at any time during its ownership of the Shares (whether or not such partnership and ownership continue), all of the rights and obligations of a “Physician Partner Stockholder” thereunder, in each case, as if it had executed the Stockholders Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of the date written below.

Date: ,

[NAME OF JOINING PARTY]

By:
Name:

Address for Notices:

[Joinder to Stockholders Agreement]